                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                            Dexterity Surgical, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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
                            DEXTERITY SURGICAL, INC.
                         12961 Park Central, Suite 1300
                            San Antonio, Texas 78216
                            Telephone: (210) 495-8787


                                 April 24, 2000


Dear Stockholder:

         On behalf of the Board of Directors, I cordially invite you to attend the 2000 Annual Meeting of the Stockholders of Dexterity Surgical, Inc., formerly known as LifeQuest Medical, Inc. The Annual Meeting will be held Tuesday, May 23, 2000, at the offices of TFX Equities, Inc., 1787 Sentry Parkway West, Building 16, Suite 220, Blue Bell, Pennsylvania. The formal Notice of Annual Meeting is set forth in the enclosed material.

         The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. Following the meeting, stockholders will have the opportunity to ask questions and comment on Dexterity Surgical, Inc.'s operations.

         It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and return the enclosed proxy card promptly.

         We appreciate your investment in Dexterity Surgical, Inc. and urge you to return your proxy card as soon as possible.

                                         Sincerely,


                                         /s/ RICHARD A. WOODFIELD
                                         -------------------------------------
                                         Richard A. Woodfield
                                         President and Chief Executive Officer

                            DEXTERITY SURGICAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Dexterity Surgical, Inc., formerly known as LifeQuest Medical, Inc. (the "Company"), will be held on Tuesday, May 23, 2000, at 1:00 p.m., E.D.T., at the offices of TFX Equities, Inc., 1787 Sentry Parkway West, Building 16, Suite 220, Blue Bell, Pennsylvania, for the following purposes:

                  (1) a proposal to ratify the adoption of the Dexterity Surgical, Inc. 2000 Employee Stock Compensation Plan;

                  (2) a proposal to elect ten (10) directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

                  (3) a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

                  (4) to consider and act upon any other matter which may properly come before the meeting or any adjournment thereof. The Board of Directors is presently unaware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

         Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

         The Board of Directors of the Company has fixed the close of business on March 27, 2000, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company's principal executive offices during ordinary business hours for a period of ten (10) days prior to the meeting. The list will be open to the examination of any stockholder for any purpose germane to the meeting during this time. The list will also be produced at the time and place of the meeting and will be open during the whole time thereof.

                                       By Order of the Board of Directors,


                                       /s/ RICHARD A. WOODFIELD
                                       -------------------------------------
                                       RICHARD A. WOODFIELD
                                       President and Chief Executive Officer


San Antonio, Texas
April 24, 2000


                                ---------------

                                    IMPORTANT

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                            DEXTERITY SURGICAL, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 23, 2000


GENERAL INFORMATION

         This Proxy Statement and the accompanying proxy are furnished to the stockholders of Dexterity Surgical, Inc., formerly known as LifeQuest Medical, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting" or "Meeting") to be held on Tuesday, May 23, 2000, at 1:00 p.m., E.D.T., at the offices of TFX Equities, Inc., 1787 Sentry Parkway West, Building 16, Suite 220, Blue Bell, Pennsylvania, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Properly executed proxies received in time for the Meeting will be voted.

         The securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock, $.001 par value (the "Common Stock"), and shares of Preferred stock, $.001 par value ("Preferred Stock"). At the close of business on April 10, 2000 (the "Record Date"), there were outstanding and entitled to vote 10,212,742 shares of Common Stock and 2,045 shares of Preferred Stock. The holders of record of Common Stock or Preferred Stock on the Record Date will be entitled to one vote per share. The Company's Certificate of Incorporation does not permit cumulative voting in the election of directors.

         The Annual Report to Stockholders for the year ended December 31, 1999 has been or is being furnished with this Proxy Statement, which is being mailed on or about April 24, 2000, to the holders of record of Common Stock on the Record Date. The Annual Report to Stockholders does not constitute a part of the proxy materials.

VOTING AND PROXY PROCEDURES

         Properly executed proxies received in time for the Meeting will be voted. Stockholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted for the proposal to ratify the adoption of the 2000 Employee Stock Compensation Plan, the election of the ten nominees for director named herein and for ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000. At the date of this Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

         If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by a later-dated proxy or by written notice filed with the Secretary at the Company's executive offices at any time before the enclosed proxy is exercised. Stockholders attending the Annual Meeting may revoke their proxies and vote in person. The Company's executive offices are located at 12961 Park Central, Suite 1300, San Antonio, Texas 78216.

         The holders of a majority of the total shares of Common Stock and Preferred Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the total shares of Common Stock and Preferred Stock outstanding and entitled to vote at the Meeting is required for the election of directors and the affirmative vote of a majority of the total shares of Common Stock and Preferred Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the adoption of the 2000 Employee Stock Compensation Plan and ratification of the appointment of Ernst & Young LLP and any other matters as may properly come before the Annual Meeting or any adjournment thereof.

         Abstentions are counted toward the calculation of a quorum, but are not treated as either a vote for or against a proposal. With respect to all proposals other than the election of directors, an abstention has the same effect as a vote against the proposal. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements.

         The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation (other than reimbursement of out-of-pocket expenses), by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                            OWNERSHIP OF COMMON STOCK

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth as of March 27, 2000, certain information with respect to the Company's Common Stock beneficially owned by each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, each of its directors and nominees for director, each executive officer named in the Summary Compensation Table (the "named executive officers") and by all its directors and executive officers as a group. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                                                       AMOUNT AND NATURE OF
                                                                           BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                    OWNERSHIP              PERCENT(2)
---------------------------------------                                ---------------------      ----------
John J. Sickler(3)...........................................               2,828,461                25.35%
Renaissance Capital Growth & Income Fund III, Inc.(4) .......               2,625,000(5)             20.65%
Renaissance U.S. Growth & Income Trust, PLC(4) ..............               2,625,000(5)             20.65%
Kalford C. Fadem ............................................                 880,735(6)              8.40%
Christopher K. Black ........................................                 696,428(7)              6.65%
William H. Bookwalter .......................................                 346,780(8)(9)           3.38%
Richard A. Woodfield ........................................                 240,000(10)             2.30%
Robert S. Fadem .............................................                 228,000(11)             2.22%
Robert L. Evans .............................................                 131,950(12)             1.29%
Randall K. Boatright ........................................                 109,200(13)             1.06%
Robert B. Johnson ...........................................                  39,095(14)                *
Jeffrey H. Berg, Ph.D. ......................................                  29,500(15)                *
Robert Pearson ..............................................                       0(16)             0.00%
All executive officers and directors as a group
(12 persons, including the executive officers and directors
listed above) ...............................................               5,643,648(8)(16)(17)     46.27%


----------------------

*        Represents less than 1% of the issued and outstanding shares of Common
         Stock.

(1) Except as otherwise noted, the street address of the named beneficial owner is 12961 Park Central, Suite 1300, San Antonio, Texas 78216.

(2) Percentage is based on a total of 10,212,742 shares of Common Stock issued and outstanding on March 27, 2000.

(3) Represents shares of Common Stock beneficially owned by TFX Equities, Inc. Mr. Sickler is the president of TFX Equities, Inc. and shares voting and investment power with respect to such shares of Common Stock includes 942,820 shares of Common Stock issuable upon exercise of warrants held by TFX Equities, Inc.

(4) The address for such stockholder is 8080 N. Central Expressway, Suite 210, Dallas, Texas 75206.

(5) Includes 1,500,000 shares of Common Stock issuable upon conversion of convertible debentures and 1,000,000 shares of Common Stock issuable upon conversion of Preferred Stock.

(6) Includes 60,000 shares of Common Stock which Mr. Fadem has the right to acquire upon the exercise of stock options, 425,623 shares of Common Stock held by Surgical Visions I, Inc. ("SVI"), of which Mr. Fadem is president, and 212,812 shares of Common Stock issuable upon exercise of warrants held by SVI. Mr. Fadem shares voting and investment power with respect to the shares of Common Stock beneficially held by SVI.

(7) Includes 260,533 shares of Common Stock issuable upon exercise of warrants.

(8) Does not include 8,405 shares of Common Stock held by The 1997 Bookwalter Family Trust, of which Mr. Bookwalter serves as trustee. Mr. Bookwalter disclaims beneficial ownership of such shares.

(9) Includes 40,000 shares of Common Stock Mr. Bookwalter has the right to acquire upon the exercise of stock options.

(10) Includes 175,000 shares of Common Stock issuable upon exercise of options and 45,000 shares of Common stock issuable upon conversion of Preferred Stock.

(11) Includes 60,000 shares which Mr. Fadem has the right to acquire upon exercise of stock options. Represents shares which Mr. Fadem shares voting and dispositive power.

(12) Includes shares which Mr. Evans shares voting and dispositive power. Includes 700 shares Mr. Evans has the right to acquire upon the exercise of stock options.

(13) Includes 109,050 shares of Common Stock issuable upon exercise of options.

(14) Includes 39,000 shares which Mr. Johnson has the right to acquire upon the exercise of stock options.

(15) Represents shares which Dr. Berg has the right to acquire upon the exercise of stock options.

(16) Does not include shares of Common Stock held by Renaissance Capital Growth & Income Fund III, Inc. and Renaissance U.S. Growth & Income Trust, PLC. Mr. Pearson is an executive officer of the investment advisor to each of these entities and may be deemed the beneficial owner of such shares. Mr Pearson disclaims such beneficial ownership.

(17) Includes 1,885,641 shares of Common Stock held by TFX Equities, Inc., 425,623 shares of Common Stock held by SVI, 513,250 shares of Common Stock issuable upon the exercise of options held by executive officers or directors, 1,426,483 shares of Common Stock issuable upon the exercise of warrants beneficially owned by executive officers or directors and 45,000 shares of Common Stock issuable upon conversion of Preferred Stock held by executive officers or directors.

                          OWNERSHIP OF PREFERRED STOCK

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth as of March 27, 2000, certain information with respect to the Company's Preferred Stock beneficially owned by each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Preferred Stock, each of its directors, the named executive officers and by all its directors and executive officers as a group. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                                              AMOUNT AND NATURE OF
                                                                   BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                             OWNERSHIP          PERCENT(2)
---------------------------------------                       --------------------     ----------
Renaissance Capital Growth & Income                                  1,000               48.89%
  Fund III, Inc.(3) ......................................
Renaissance U.S. Growth & Income                                     1,000               48.89%
  Trust, PLC (3) .........................................
Richard A. Woodfield .....................................              45                2.20%
Robert Pearson ...........................................               0(4)                0%
Christopher K. Black .....................................               0                   0%
John J. Sickler ..........................................               0                   0%
William H. Bookwalter ....................................               0                   0%
Randall K. Boatright .....................................               0                   0%
Kalford C. Fadem .........................................               0                   0%
Robert L. Evans ..........................................               0                   0%
Jeffrey H. Berg, Ph.D. ...................................               0                   0%
Robert B. Johnson ........................................               0                   0%
Robert S. Fadem ..........................................               0                   0%
All executive officers and directors as a group
(nine persons, including the executive officers and
directors listed above) ..................................              45(4)             2.20%


------------------------

* Represents less than 1% of the issued and outstanding shares of Preferred Stock.

(1) Except as otherwise noted, the street address of the named beneficial owner is 12961 Park Central, Suite 1300, San Antonio, Texas 78216.

(2) Percentage is based on a total of 2,045 shares of Preferred Stock issued and outstanding on March 27, 2000.

(3) The address for such stockholder is 8080 N. Central Expressway, Suite 210, Dallas, Texas 75206.

(4) Does not include shares of Preferred Stock held by Renaissance Capital Growth & Income Fund III, Inc. and Renaissance U.S. Growth & Income Trust, PLC. Mr. Pearson is an executive officer of the investment advisor to each of these entities and may be deemed the beneficial owner of such shares. Mr. Pearson disclaims such beneficial ownership.

                    MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1: RATIFICATION OF THE ADOPTION OF THE COMPANY'S 2000 EMPLOYEE STOCK COMPENSATION PLAN.

GENERAL

         At the meeting, the shareholders of the Company will be asked to vote on a proposal to approve the 2000 Employee Stock Compensation Plan (the "Plan"). In February 2000, the Board of Directors approved the Plan and has directed that the same be presented to the shareholders for their approval. Approval of the Plan requires the affirmative vote of the holders of a majority of the votes represented by the shares of Common Stock, present in person or by proxy at the meeting.

REASONS FOR THE EMPLOYEE STOCK COMPENSATION PLAN

         The Board of Directors believes that it is in the best interest of the Company to encourage ownership of the Company's stock by its employees and consultants. Providing an opportunity to hold an equity interest in the Company assists the Company in attracting and retaining key management and consulting personnel, which is critical to the Company's long-term success. The Company's 1989 Stock Option Plan terminated December 31, 1999, and the Board of Directors of the Company has determined that, to continue to provide performance-based incentive to the Company's management and key employees, it is in the best interest of the Company to adopt the Plan.

CERTAIN CONSIDERATIONS

         Shareholders should note that certain disadvantages may result from the adoption of the Plan, including a reduction in their interest of the Company with respect to earnings per share, voting, liquidation value and book and market value per share if options to acquire shares of Common Stock are granted and subsequently exercised.

                               DESCRIPTION OF PLAN

         A complete copy of the Plan is attached hereto as Exhibit A. The following summary description of the Plan is qualified in its entirety by reference to Exhibit A, which is incorporated herein by reference as if fully set forth herein. Capitalized terms used in this description but not otherwise defined shall have the meanings ascribed to them in the Plan.

SUMMARY OF THE PLAN

         The Plan authorizes a committee of the Board of Directors to issue options intended to qualify as incentive stock options ("ISOs"), as defined in
Section 422 of the Code, stock options that are not intended to conform to the requirements of Section 422 of the Code ("Non-ISOs"), and restricted stock awards. Under the terms of the Plan, the exercise price of each ISO cannot be less than 100% of the fair market value of the Common Stock at the time of grant, and, in the case of a grant to a 10% shareholder, the exercise price may not be less than 110% of the fair market value on the date of grant. The exercise price of each Non-ISO may be more or less than 100% of the fair market value of the Common Stock on the date of grant. Options granted under the Plan may not be exercised after the tenth anniversary (or the fifth anniversary in the case of an option granted to a 10% shareholder) of their grant. Payments by option holders upon exercise of an option may be made by delivering cash or pursuant to a "cashless" exercise.

         The Plan currently authorizes: (i) options to acquire up to an aggregate of 2,000,000 shares of Common Stock to be granted; (ii) restricted stock awards up to an aggregate of 1,500,000 shares of Common Stock; (iii) grants of ISOs to eligible employees and grants of Non-ISOs to any individual with substantial responsibility for the Company's management and growth, as determined by a committee of the Board of Directors; (iv) adjustments to the number, class and per share price of shares outstanding pursuant to granted options or restricted stock awards and reserved under the Plan in the event of a capital adjustment; and (v) grants of options in substitution for options held by employees of other corporations who are about to become Company employees or whose employer is about to become a parent or subsidiary of the Company. Upon a Change of Control of the Company, all unexercised awards will be exercisable in full. The Company currently has approximately 25 full-time employees, including six executive officers, each of whom may be eligible to receive grants under the Plan. Other persons with substantial responsibility for the Company's management and growth may be eligible to receive grants under the Plan at the discretion of a committee of the Board of Directors.

RESTRICTED STOCK AWARDS

         The Committee may award "restricted" shares of Common Stock under the Plan. Upon the award of restricted stock, the recipient has all rights of a stockholder with respect to the shares, including the right to receive dividends and the right to vote the shares of restricted stock. The Committee may, in its sole discretion, determine the amount of, the vesting and the transferability restrictions applicable to any restricted stock award. Recipients of restricted stock are required to enter into a restricted stock award agreement with the Company which states the restrictions to which the shares are subject.

FEDERAL TAX CONSEQUENCES

         Options granted under the Plan may be either ISOs which satisfy the requirements of Section 422 of the Code or Non-ISOs that are not intended to meet these requirements. The federal income tax treatment for the two types of options differs as follows.

         ISOs. In general, no tax consequences should result from the grant to or exercise by an employee of an ISO under the Plan. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a disposition.

         For federal tax purposes, dispositions are either qualifying or disqualifying. An optionee makes a qualifying disposition of the purchased shares if he sells or otherwise disposes of the shares after holding them for more than two years after the date the option was granted and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition, a disqualifying disposition will result.

         Upon a qualifying disposition of the shares, the optionee will recognize capital gain (short-term or long-term as applicable) in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for such shares. If there is a disqualifying disposition of the shares, the excess of (x) the fair market value of those shares on the date the option was exercised over
(y) the exercise price paid for the shares generally will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain. If, however, the disqualifying disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized, the amount of ordinary income realized by the optionee cannot exceed the amount realized on the sale or exchange over the exercise price paid for the shares.

         If the optionee makes a disqualifying disposition of the purchased shares, the Company will be entitled to an income tax deduction for the taxable year in which the disposition occurs, equal to the excess of (i) the fair market value of such shares on the date the option was exercised over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

         Non-ISOs. No taxable income is recognized by an optionee upon the grant of a Non-ISO. The optionee will generally recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the date of exercise over the exercise price paid for the shares. The Company is entitled to a deduction in the same amount as the income recognized by the optionee.

         Restricted Stock Awards. Restricted Stock Awards granted under the Plan and paid in Common Stock will constitute ordinary income to the recipient, and a deductible expense to the Company, in the year paid, if the stock is not subject to forfeiture restrictions, or in the year in which any such restrictions lapse, unless the participant elects to recognize income in the year the award is made by making a timely election under Section 83(b) of the Code. Participants must receive written approval of the Committee prior to making a Section 83 election. Unless a Section 83 election is made, the amount of the grantee's taxable income and the Company's corresponding deduction in connection with a Restricted Stock Award that is restricted will be equal to the fair market value of the stock on the date the restrictions lapse.

AMENDMENT AND TERMINATION

         The Board of Directors reserves the right to amend, terminate or suspend the Plan at any time, in its sole and absolute discretion.

         Under the Delaware General Corporation Law, the affirmative vote of the holders of a majority of the votes represented by the shares of Common Stock, present in person or by proxy at the meeting, provided that the total number of shares present at the meeting constitute a quorum, is required to approve this Proposal 3. If not otherwise provided, proxies will be voted "FOR" approval of the Plan. Abstentions and broker non-votes will be counted as shares entitled to vote on the proposal, but will not be treated as either a vote for or against the proposal. Therefore, an abstention or broker non-vote has the same effect as a vote against the proposal.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF
                   THE 2000 EMPLOYEE STOCK COMPENSATION PLAN.

PROPOSAL 2: ELECTION OF DIRECTORS

         Ten directors (constituting the entire Board) are to be elected at the Annual Meeting. All of the nominees named below are now directors of the Company. All nominees have consented to be named and have indicated their intent to serve if elected.

                                                                                          Served as a
Name                       Age        Positions and Offices with the Company              Director Since
----                       ---        --------------------------------------              --------------
Richard A. Woodfield       57         President, Chief Executive Officer and Director     1998
Randall K. Boatright       51         Executive Vice President, Chief Financial           1997
                                      Officer, Secretary and Director
Kalford C. Fadem  41                  Executive Vice President, Chief Operating Officer   1997
                                      and Director
William H. Bookwalter      34         Vice President and Director                         1997

Robert B. Johnson          69         Director                                            1990

Jeffrey H. Berg, Ph.D.     56         Director                                            1995
Robert L. Evans   60                  Director                                            1997
Robert Pearson    65                  Director                                            1998
John J. Sickler   58                  Director                                            1999
Christopher K. Black       43         Director                                            1999

--------------------

         Biographical information on these directors is set forth below under "Further Information -- Board of Directors and Executive Officers."

         It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of such nominees. Management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies that do not withhold authority to vote for directors will be voted for another nominee, or other nominees, in accordance with the best judgment of the person or persons appointed to vote the proxy.

         The enclosed form of proxy provides a means for the holders of Common Stock and Preferred Stock to vote for each of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all nominees. Each properly executed proxy received in time for the Meeting will be voted as specified therein, or if a stockholder does not specify in his or her executed proxy how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided above. The ten director nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election.

COMMITTEES OF THE BOARD OF DIRECTORS

         The business of the Company is managed under the direction of its Board of Directors. The Company's Board of Directors has established two standing committees: Audit and Compensation.

         The Audit Committee recommends the selection of and confers with the Company's independent accountants regarding the scope and adequacy of annual audits, reviews reports from the independent accountants and meets with the independent accountants and with the Company's financial personnel to review the adequacy of the Company's accounting principles, financial controls and policies. The Audit Committee consists of three non-employee directors: Jeffrey
H. Berg, Ph.D., Robert B. Johnson and John J. Sickler.

         The Compensation Committee reviews the Company's compensation philosophy and programs, exercises authority with respect to the payment of direct salaries and incentive compensation to directors and officers of the Company and administers the Option Plan. The Compensation Committee consists of three non-employee directors: Jeffrey H. Berg, Ph.D., Robert B. Johnson and Christopher K. Black.

MEETINGS OF THE BOARD OF DIRECTORS

         During 1999, the Board of Directors met three times and took action on three occasions by unanimous written consent. The Compensation Committee and the Audit Committee each met once during 1999 and the Compensation Committee took action on four occasions by unanimous written consent. Each of the directors of the Company attended at least 75% of the aggregate of the meetings of the Board of Directors and Committees of which he was a member.

COMPENSATION OF DIRECTORS

         During 1999, each non-employee member of the Board of Directors received an annual stipend of $9,000 as well as $1,000 for attendance at each meeting of the Board of Directors or Committee of the Board of Directors. The members of the Board of Directors are also reimbursed for their travel expenses to and from the meetings. The Board of Directors adopted a Non-Employee Director Stock Option Plan (the "NEDSOP") in 1998, pursuant to which non-employee directors may be granted stock options to purchase Common Stock. The amount and exercise price of options granted under the NEDSOP are determined by a committee appointed by the Board of Directors to administer the NEDSOP. During 1999, no options were granted under the NEDSOP.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
             OF THE INDIVIDUALS NOMINATED FOR ELECTION AS DIRECTORS

PROPOSAL 3: PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000

         The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1999. Although stockholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. If the stockholders do not ratify the appointment of Ernst & Young LLP the Board of Directors and the Audit Committee may reconsider the appointment.

         On April 15, 1999, the Company advised Arthur Andersen LLP ("Andersen") that the Company intended to retain a different independent accounting firm for the audit of its financial statements for the year ending December 31, 1999. Andersen had been engaged as the principal accountant to audit the Company's consolidated financial statements. Andersen's reports on the Company's consolidated financial statements for the years ended December 31, 1998 and 1997 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Audit Committee of the Registrant's Board of Directors recommended the action taken with respect to Andersen.

         There have been no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the years ended December 31, 1998 and 1997 or in the subsequent interim period through April 15, 1999, which disagreement(s), if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement(s) in connection with its report.

         Ernst & Young LLP has been engaged by the Company as its new independent principal auditors for the Company's consolidated financial statements. This engagement was effective as of April 15, 1999. Prior to engaging Ernst and Young LLP, the Company had not consulted with Ernst and Young LLP during the years ended December 31, 1998 and 1997 or in the subsequent interim period through April 15, 1999.

         Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders. Representatives of Andersen, the Company's independent public accountants for the year ended December 31, 1998, will not be present at the Annual Meeting.

         Assuming the presence of a quorum, ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock and Preferred Stock entitled to vote in person or by proxy at the Annual Meeting. Proxies will be voted for or against such approval in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted for such approval.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO
           RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT
                   AUDITORS OF THE COMPANY FOR THE FISCAL YEAR
                            ENDING DECEMBER 31, 2000

                               FURTHER INFORMATION

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is information with respect to each director and executive officer of the Company as of March 27, 2000. The executive officers are elected by the Board of Directors and serve at the discretion of the Board.

Name                                                         Age            Position
----                                                         ---            --------
Richard A. Woodfield ...................................     57    President, Chief Executive Officer and
                                                                   Director
Randall K. Boatright ...................................     51    Executive Vice President, Chief Financial
                                                                   Officer, Secretary and Director
Kalford C. Fadem .......................................     41    Executive Vice President, Chief Operating
                                                                   Officer and Director
Robert S. Fadem ........................................     38    Executive Vice President
William H. Bookwalter. .................................     34    Vice President and Director
Frederic C. Feiler, Jr. ................................     40    Vice President
Robert L. Evans ........................................     60    Director
Jeffrey H. Berg, Ph.D.(1)(2) ...........................     56    Director
Robert B. Johnson(1)(2) ................................     69    Director
Robert Pearson .........................................     65    Director
John J. Sickler(1) .....................................     58    Director
Christopher K. Black(2) ................................     43    Director

-----------------------
(1)      Member of the Audit Committee.
(2)      Member of the Compensation Committee.

         RICHARD A. WOODFIELD has served as President and CEO of the Company since May 1998. Prior to joining the Company, he was managing partner and active in several ventures: Consultative Partnership, Finishing Equipment Company of California, and Keystone Group. Mr. Woodfield was formerly President of TFX Medical, a division of Teleflex Incorporated. He has served on a variety of for profit and non-profit Boards of Directors: The Crouse Group; Delaware Valley Industrial Council; Teleflex Incorporated; Tabor Children Services; and Package Machinery Company. Mr. Woodfield earned a BSME from the University of Missouri at Rolla.

         RANDALL K. BOATRIGHT has served as a director of the Company since February 1997. Mr. Boatright has also served as Vice President, Chief Financial Officer and Secretary of the Company since 1992 and in 1998 was named an Executive Vice President. From 1985 to 1992, Mr. Boatright served as Executive Vice President, Chief Financial Officer and Director of Abraxas Petroleum Corporation. Prior to that, Mr. Boatright practiced accounting with the firm of Coopers and Lybrand LLP. Mr. Boatright is a certified public accountant in Texas and Virginia.

         JEFFREY H. BERG, PH.D. has served as a director of the Company since March 1995, and has served as the President of Health Care Insights, a consulting firm specializing in health care companies, since January 1993. During 1992, Mr. Berg was a financial analyst covering the health care industry for The Chicago Corp, an investment bank. During 1990 and 1991, Mr. Berg was a financial analyst covering the health care industry for William K. Woodruff &Co., a Dallas-based investment bank. From 1987 to January 1990, he was the Vice President of Research specializing in the health care industry for J. C. Bradford & Co. Mr. Berg is currently a director of Bio-Imaging Technologies, Biologix International, IMX Corporation and Allou Health and Beauty Care, Inc., each of which is a publicly-held company.

         ROBERT B. JOHNSON has served as a director of the Company since 1990. He has been retired since 1988. From 1973 to 1988, he was employed by Lederle Laboratories, the pharmaceutical division of American Cyanamid Company, in various capacities, including President from 1984 to 1988, Vice President from 1978 to 1984 and Director of Manufacturing from 1976 to 1978.

         WILLIAM H. BOOKWALTER has been a Vice President and Director of the Company since September 1997. From 1991 until its acquisition by the Company in September 1997, Mr. Bookwalter served as President and Chief Executive Officer of William H. Bookwalter and Associates, Inc.

         ROBERT L. EVANS is the retired former Manager-Western Operations for GE Fanuc Automation North America, Inc. GE Fanuc specializes in automation technology and is a global joint venture between GE Company and Fanuc Ltd. of Japan. Mr. Evans was employed by GE Company in various marketing, sales, and management assignments since 1962.

         KALFORD C. FADEM has served as a director of the Company since February 1997. Mr. Fadem served as a Vice President of the Company from 1996 to 1999, when he was named Executive Vice President. From 1993 to 1996, Mr. Fadem served as President of Val-U-Med, Inc. prior to its acquisition by the Company. Previous to that, Mr. Fadem was employed as an application developer, support engineer, and sales manager for several computer aided design and computer aided engineering (CAD/CAE) software developers.

         ROBERT S. FADEM served as a Vice President of the Company from 1996 to 1999, when he was named Executive Vice President. From 1993 to 1996, Mr. Fadem served as Vice President of Sales for Val-U-Med, Inc. prior to its acquisition by the Company. Previous to that Mr. Fadem was employed in medical sales.

         FREDERIC C. FEILER has served as Vice President, Marketing of the Company since November 1999. Prior to that, Mr. Feiler served as a consultant with the Company since its acquisition of Dexterity Incorporated in March 1999, whom Mr. Feiler was employed by since 1994.

         ROBERT PEARSON has served as a Director of the Company since December 1998. Mr. Pearson has been Senior Vice President-Corporate Finance for Renaissance Capital Group, Inc. since April 1997. Previously, Mr. Pearson had been an independent financial and management consultant specializing in investments with emerging growth companies. He has performed services for Renaissance Capital Partners ("RCP") in connection with RCP Investments. From 1990 to 1994, Mr. Pearson served as Executive Vice President and Chief Financial Officer of Thomas Group, Inc., a publicly-traded consulting firm. Prior to 1990, Mr. Pearson was Vice President-Finance of Texas Instruments, Incorporated.

         JOHN J. SICKLER has served in various management positions with Teleflex Incorporated over the last 25 years, including Chief Financial Officer of the company and President of the Aerospace group. In 1990, he assumed his present position as President of TFX Equities, Inc., a business development subsidiary of Teleflex. Mr. Sickler graduated from Wilkes University in Pennsylvania. He is a CPA, having joined Teleflex from an early career at Price Waterhouse.

         CHRISTOPHER K. BLACK is currently Chief Executive Officer of Sovereign Capital Group. He served as President of Dexterity Incorporated from January 1997 until its acquisition by the Company in March of 1999. Beginning in July 1996, Mr. Black served as Vice President of TFX Equities, Inc. From 1993 to 1996, Mr. Black served as a Vice President of TFX Medical, a division of Teleflex Incorporated.

         Robert S. Fadem and Kalford C. Fadem are brothers. Robert L. Evans is the father-in-law of Robert S. Fadem. There are no other family relationships among the Board of Directors and executive officers. In connection with the acquisition by the Company of Val-U-Med, Inc., Robert L. Evans and Kalford C. Fadem were each elected to the Company's Board of Directors. In connection with the acquisition by the Company of W.H. Bookwalter and Associates, Inc., William
H. Bookwalter was elected to the Company's Board of Directors. In connection with the private placement of the Company's securities in August 1998, Robert Pearson was elected to the Company's Board of Directors. In connection with the acquisition by the Company of Dexterity Incorporated in March 1999, John J. Sickler and Christopher K. Black were each elected to the Company's Board of Directors.

         All directors of the Company hold office until the next annual meeting of stockholders and the election and qualification of their successors. Each officer of the Company was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his or her successor is appointed or until his or her earlier resignation or removal in accordance with applicable law.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is responsible for making all compensation decisions for the named executives including determining base salary, annual incentive compensation amounts and granting stock options under the Company's stock option plans.

         Overall Objectives of the Executive Compensation Program

         The purpose of the Company's compensation plan is to attract, retain and motivate key management employees. It is the philosophy of the Company to pay its executives at levels commensurate with both Company and individual performance. A primary consideration in developing the Company's executive compensation programs is to link the long-term financial interests of executives with those of the Company and its stockholders. The Compensation Committee reviews compensation for comparable organizations in order to establish the Company's total compensation program and determine awards under its stock option plans.

         In 1999, the total compensation program for the Company's top executives, approved by the Company's Board of Directors, consisted of a base salary, bonus and stock option grants.

         Base Salary Program

         It is the Company's policy to establish salaries at a level approximating the average of the competitive levels in comparable organizations and to provide annual salary increases reflective of the executive's performance, level of responsibility and position with the Company.

         Annual Incentive

         Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include revenue growth, net profitability and cost control. The Compensation Committee does not utilize formalized mathematical formulae, nor does it assign weightings to these factors. The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to each executive. The Compensation Committee believes that the Company's growth in revenue and profitability requires subjectivity on the part of the Committee when determining incentive payments. The Compensation Committee believes that specific formulae restrict flexibility.

         Stock Option Plans

         The 1989 Stock Option Plan permits the Company to make grants of stock options to employees and other key persons as part of the Company's overall incentive compensation program. The Option Plan is intended to attract, retain and motivate key management personnel and to align the interest of the executives with those of stockholders. The overall long-term incentive grant levels are established by reviewing the number of shares reserved for such plans by comparable organizations. Individual long-term incentive grants are based on the grantee's position with the Company and responsibility level.

         Compensation of Chief Executive Officer

         In 1999, the Compensation Committee structured the compensation package of Richard A. Woodfield, Chief Executive Officer of the Company, in the same manner and based upon the same criteria as the Company's other executive officers. It is the belief of the Compensation Committee that the Chief Executive Officer's total compensation packages for 1999 properly reflected their individual importance and contributions to the Company.

         Section 162(m)

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), currently imposes a $1 million limitation on the deductibility of certain compensation paid to each of the Company's five highest paid executives. Excluded from this limitation is compensation that is "performance based." For compensation to be performance based it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. In general, the Company believes that compensation relating to options granted under the Option Plan will not be excluded from the $1 million limitation calculation. Compensation relating to the Company's incentive compensation awards do not currently qualify for exclusion from the limitation, given the discretion that is provided to the Committee in establishing the performance goals for such awards. The Committee believes that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and inures to the benefit of the Company's stockholders. The Committee, however, intends to take into account the potential application of
Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

         Conclusion

         The Compensation Committee believes these executive compensation policies serve the interests of the stockholders and the Company effectively. The Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future successes, thereby enhancing the value of the Company for the stockholders' benefit.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                             Jeffrey H. Berg, Ph.D.
                                Robert B. Johnson
                              Christopher K. Black

EXECUTIVE COMPENSATION

         The following table summarizes all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the years ended December 31, 1997, 1998 and 1999 by the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers who received in excess of $100,000 in salary and bonus from the Company during 1999.


                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                    ANNUAL COMPENSATION                  AWARDS
                                              ----------------------------------     ---------------
                                                                                        SECURITIES
                                  FISCAL                             OTHER ANNUAL       UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR       SALARY      BONUS      COMPENSATION        OPTIONS (#)     COMPENSATION(1)
---------------------------        ----       ------      -----      ------------     --------------     ---------------
Richard A. Woodfield(2) .........  1999       $175,000         $0         $0             100,000            $  453
   President and Chief             1998       $112,740         $0         $0             350,000            $  210
   Executive Officer

Randall K. Boatright ............  1999       $162,600         $0         $0              75,000            $  453
   Executive Vice President,       1998       $150,481    $30,000         $0             100,000            $  331
   Chief Financial Officer and     1997       $102,158     $7,000         $0              10,400            $1,149
   Secretary

Kalford C. Fadem ................  1999       $244,123         $0         $0              50,000            $  381
   Executive Vice President and    1998       $218,127         $0         $0                   0            $  179
   Chief Operating Officer         1997       $166,250         $0         $0                   0            $    0
   Robert S. Fadem                 1999       $244,123         $0         $0              50,000            $  381
   Executive Vice President        1998       $218,127         $0         $0                   0            $  179
                                   1997       $166,250         $0         $0                   0            $    0

William H. Bookwalter ...........  1999       $113,808         $0         $0              10,000            $  370
   Vice President                  1998       $111,290         $0         $0                   0            $  185

-----------------------

(1)      Represents life insurance premiums paid by the Company.

(2) Mr. Woodfield was elected President and Chief Executive Officer effective May 11, 1998.

                       STOCK OPTION GRANTS IN FISCAL 1999

   The following table provides certain information related to options granted by the Company to the named executive officers during fiscal 1999.

                                        INDIVIDUAL GRANTS
                             -------------------------------------------
                                                     % OF TOTAL OPTIONS
                             NUMBER OF SECURITIES        GRANTED TO        EXERCISE OR
                              UNDERLYING OPTIONS        EMPLOYEES IN        BASE PRICE    EXPIRATION
NAME                              GRANTED (#)            FISCAL 1998         ($/SHARE)       DATE         PLAN
----                         --------------------    -------------------   -----------    -----------     -----
Richard A. Woodfield               100,000                20.75%              1.000         11/19/09       ISO
Randall K. Boatright(1)             25,000                  5.19%             1.875          2/11/09       ISO
Randall K. Boatright(1)             50,000                 10.37%             1.000         11/19/09       ISO
Kalford C. Fadem                    50,000                 10.37%             1.000         11/19/09       ISO
Robert S. Fadem                     50,000                 10.37%             1.000         11/19/09       ISO
William H. Bookwalter               10,000                  2.07%             1.000         11/19/09       ISO

-----------------

There were no other grants to executive officers during fiscal 1999.

(1) Mr. Boatright received an aggregate of 15.56% of all option grants to employees in 1999.

  AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES

   The following table provides information related to options exercised by the named executive officers of the Company during fiscal 1999 and the number and value of options held at fiscal year end.

                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED IN-
                                                               UNDERLYING UNEXERCISED           THE-MONEY OPTIONS AT
                                                                OPTIONS AT FY-END (#)               FY-END($)(1)
                                                            -----------------------------    ---------------------------
                         SHARES ACQUIRED
                           UPON OPTION        VALUE
         NAME              EXERCISE (#)     REALIZED($)     EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
------------------       ----------------   -----------     -----------     -------------    -----------   -------------
Richard A. Woodfield            0                $0                87,500          362,500             $0              $0
Randall K. Boatright            0                $0                73,050          157,350             $0              $0
Kalford C. Fadem                0                $0                60,000           50,000             $0              $0
Robert S. Fadem                 0                $0                60,000           50,000             $0              $0
William H. Bookwalter           0                $0                40,000           30,000             $0              $0

-----------------

(1) The exercise price of the shares underlying these options was less than the fair market value of Common Stock on December 31, 1999.

PERFORMANCE GRAPH

         The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock from January 1, 1994 through December 31, 1999, to the NASDAQ Index and to a Peer Group of other public companies over the same period. The Peer Group is comprised of the following companies: AMBI, Inc., Aronex Pharmaceuticals, Collagen Loop, CYTRX Corporation, Immunogen, Inc., IVAX Corporation, Lifecell Corporation, Luther Medical Products, and VasoMedical, Inc. The graph assumes that the value of the investment in the Company's Common Stock and each Index was $100 at January 1, 1994, and that all dividends were reinvested.

                      COMPARISON OF CUMULATIVE TOTAL RETURN

                                    [GRAPH]


                                             FISCAL YEAR ENDING
COMPANY                           1994          1995      1996      1997      1998      1999
-------                           ----         ------    ------    ------    ------    -------
Dexterity Surgical, Inc.           100         115.79    142.11    165.79     73.68      55.26
Peer Group                         100         149.02     60.07     40.03     65.66     134.77
NASDAQ Market Index                100         129.71    161.18    197.16    278.08     490.46

         The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or to the liabilities of Section 18 under the Exchange Act.

EMPLOYMENT AGREEMENTS AND CHANGE-OF-CONTROL ARRANGEMENTS

         The Company and Richard A. Woodfield are parties to an employment agreement whereby Richard A. Woodfield receives approximately $175,000 per annum as well as a bonus based upon the achievement of goals agreed upon by the parties, the performance of the Company's stock price and the earnings of the Company. The agreement with Richard A. Woodfield expires May 10, 2002. As an inducement to enter into such agreement, the Company granted Mr. Woodfield non-qualified stock options for up to 350,000 shares of Common Stock, which vest over time. In the first quarter of 2000, Mr. Woodfield and the Company agreed to defer $75,000 of his base salary in exchange for options to purchase 75,000 shares of Common Stock.

         The Company and Randall K. Boatright are parties to an employment agreement whereby Randall K. Boatright currently receives $160,000 per annum as well as an annual discretionary bonus. The agreement with Randall K. Boatright expires March 31, 2001. As an inducement to enter into such agreement, the Company granted Mr. Boatright non-qualified stock options for up to 50,000 shares of Common Stock, which vest over time. In the first quarter of 2000, Mr. Boatright and the Company agreed to defer $40,000 of his base salary in exchange for options to purchase 40,000 shares of Common Stock.

         The Company and Kalford C. Fadem were parties to an employment agreement whereby Kalford C. Fadem received $100,000 per annum as well as an annual discretionary bonus. The agreement with Kalford C. Fadem expired December 31, 1999. As an inducement to enter into such agreement, the Company granted Kalford C. Fadem non-qualified stock options for up to 60,000 shares of Common Stock, which vest over time.

         The Company and Robert S. Fadem were parties to an employment agreement whereby Robert S. Fadem received $100,000 per annum as well as an annual discretionary bonus. The agreement with Robert S. Fadem expired December 31, 1999. As an inducement to enter into such agreement, the Company granted Robert
S. Fadem non-qualified stock options for up to 60,000 shares of Common Stock, which vest over time.

         The Company and William H. Bookwalter have entered into an Employment Agreement whereby Mr. Bookwalter receives a base salary of $100,000 per annum as well as a bonus based upon the gross profits of the Company's Med-Service Division. The Agreement with Mr. Bookwalter expires September 30, 2000. As an inducement to enter into such Agreement, the Company granted Mr. Bookwalter non-qualified stock options for up to 60,000 shares of Common Stock, which vests over time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The following non-employee directors served on the Board of Directors' Compensation Committee during 1999: Robert B. Johnson, Jeffrey H. Berg, Ph.D. and Christopher K. Black.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires that the Company's directors, executive officers and persons who own more than 10 percent of a registered class of the Company's equity securities file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10 percent stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of the Section 16(a) reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10 percent beneficial owners were complied with except: Christopher K. Black, John J. Sickler and Frederic C. Feiler, Jr. each filed a Form 3 late; Jeffrey H. Berg and Christopher K. Black each filed one Form 4 late; Kalford C. Fadem filed two Forms 4 late; and Richard A. Woodfield filed three Forms 4 late.

                              CERTAIN TRANSACTIONS

         In January 1998, the Company acquired approximately 20% of the common stock of Dexterity Incorporated, a business development subsidiary of Teleflex, Inc ("Dexterity Inc."). In March 1999, the Company acquired the remaining capital stock of Dexterity by merging Dexterity Inc. into the Company (the "Dexterity Merger"), pursuant to a Plan of Merger and Acquisition Agreement between the Company and Dexterity Inc. (the "Dexterity Agreement"). Under the terms of the Dexterity Agreement, which was approved by the stockholders of the Company March 18, 1999, the Dexterity Inc. stockholders, other than the Company (the "Former Dexterity Stockholders"), received an aggregate of:

         o        $1,500,000;

         o        3,000,000 shares of Common Stock of the Company;

         o warrants to purchase an aggregate of 1,500,000 shares of Common Stock, at an exercise price per share of $2.00 (the "Warrants");

         o promissory notes in the aggregate amount of $1,000,000 (the "Notes"); and

         o a royalty for seven years in an amount equal to 15% of all sales of Dexterity products (the "Royalty") pursuant to a royalty agreement (the "Royalty Agreement") among the Company and the Former Dexterity Stockholders. The Royalty is subject to minimum annual payments which aggregate, over the seven years of the Royalty Agreement, approximately $9,695,095.

The Company determined the fair market value of the above consideration to be approximately $16,000,000.

         Upon consummation of the Dexterity Merger, Christopher K. Black and John J. Sickler were elected directors of the Company. Pursuant to the terms of the Dexterity Agreement, Mr. Black received approximately $256,190, 521,066 shares of Common Stock, a warrant to purchase 260,533 shares of Common Stock, a promissory note made by the Company in the original principal amount of approximately $173,688 and an undivided 17.19% interest in the Royalty to be paid pursuant to the Royalty Agreement. In addition, Mr. Black entered into a two year consulting agreement with the Company, pursuant to which he will receive $40,000 per annum. Mr. Sickler is the President of TFX Equities, Inc. Pursuant to the terms of the Dexterity Agreement, TFX Equities received approximately $855,000, approximately 1,710,000 shares of Common Stock, a warrant to purchase 942,820 shares of Common Stock, a promissory note made by the Company in the original principal amount of approximately $628,000 and an undivided approximate 57% interest in the Royalty to be paid pursuant to the Royalty Agreement.

         K.C. Fadem, a director and officer of the Company is a director and officer and owns 10.5% of the outstanding capital stock of Surgical Visions I, Inc ("SVI"). Robert L. Evans, a director of the Company, together with his wife, owns 7% of the outstanding capital stock of SVI. SVI owned 165 shares, or approximately 13%, of the outstanding shares of Dexterity Stock. Robert Fadem, an officer of the Company, owns 5.6% of SVI. Pursuant to the terms of the Dexterity Agreement, SVI received approximately $210,000, 425,623 shares of Common Stock, a warrant to purchase 212,812 shares of Common Stock, a promissory note made by the Company in the original principal amount of approximately $141,874 and an undivided approximate 13% interest in the Royalty to be paid pursuant to the Royalty Agreement.

                        PROPOSALS FOR NEXT ANNUAL MEETING

         The deadline for submission of stockholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), for inclusion in the Company's proxy statement for its 2001 annual meeting of stockholders is December 26, 2000. After March 9, 2001, notice to the Company of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely, and the person named in proxies solicited by the Board of Directors of the Company for its 2001 annual meeting of stockholders may exercise discretionary authority voting power with respect to any such proposal as to which the Company does not receive timely notice.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, management does not intend to present any other items of business and is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the Annual Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their best judgment on such matters.


                                          By order of the Board of Directors,


                                          /s/ RICHARD A. WOODFIELD
                                          ------------------------------------
                                          RICHARD A. WOODFIELD
                                          President and Chief Executive Officer

San Antonio, Texas
April 24, 2000

                            DEXTERITY SURGICAL, INC.


             PROXY-- ANNUAL MEETING OF STOCKHOLDERS-- MAY 23, 2000


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         Please mark, sign, date and return in the enclosed envelope.

                                     PROXY

     The undersigned stockholder of Dexterity Surgical, Inc. (the "Company") hereby appoints Richard A. Woodfield and Randall K. Boatright, or each of them, proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 23, 2000, at the offices of TFX Equities, Inc., 1787 Sentry Parkway West, Building 16, Suite 220, Blue Bell, Pennsylvania and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:

(1) A PROPOSAL TO RATIFY THE ADOPTION OF THE DEXTERITY SURGICAL, INC. 2000 EMPLOYEE STOCK COMPENSATION PLAN

[ ] FOR                     [ ]  AGAINST              [ ]  ABSTAIN

(2)  ELECTION OF DIRECTORS

     [ ] FOR                          [ ]  WITHHOLD AUTHORITY
     all nominees listed below        to vote for all nominees listed below
     (except as marked below)


     Randall K. Boatright       Richard A. Woodfield    Robert B. Johnson

     Robert Pearson             Robert L. Evans         Christopher K. Black

     William H. Bookwalter      Kalford C. Fadem        Jeffrey H. Berg, Ph. D.

     John J. Sickler


     INSTRUCTIONS:   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                     DRAW A LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS
                     SET FORTH ABOVE.

(3) PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

             [ ]  FOR          [ ]  AGAINST           [ ]  ABSTAIN

(4) To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof;

all as more particularly described in the Proxy Statement dated April 24, 2000, relating to such meeting, receipt of which is hereby acknowledged.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed in Proposal 2 and FOR Proposal 1 and Proposal 3.



                                        ----------------------------------------


                                        ----------------------------------------
                                        Signature of Stockholder(s)


                                        Please sign your name exactly as it
                                        appears hereon. Joint owners must each
                                        sign. When signing as attorney,
                                        executor, administrator, trustee or
                                        guardian, please give your full title
                                        as it appears hereon.

                                        Dated                            , 2000.
                                              ---------------------------